Exhibit 4.2

MID-AMERICA APARTMENTS, L.P.,

Issuer

– and –

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of December 18, 2024

to

INDENTURE

Dated as of May 9, 2017

TABLE OF CONTENTS

		Page

ARTICLE 1

DEFINITIONS AND OTHER
PROVISIONS OF GENERAL APPLICATION
Section 1.01.	Certain Provisions of General Application	2
Section 1.02.	Additional Definitions	3

ARTICLE 2

FORM AND TERMS OF THE NOTES

Section 2.01.	Designation of Notes; Establishment of Form of Notes	4
Section 2.02.	Amount	5
Section 2.03.	Issuance	5
Section 2.04.	Stated Maturity	5
Section 2.05.	Interest	5
Section 2.06.	Notes Not Convertible or Exchangeable	5
Section 2.07.	Payable in Dollars; No Option for Other Payment Currency	6
Section 2.08.	Payments by Reference to Index, Formula, etc.	6
Section 2.09.	Covenant Defeasance	6
Section 2.10.	No Payment of Additional Amounts	6
Section 2.11.	Paying Agent and Security Registrar	6
Section 2.12.	Other Terms	6
Section 2.13.	References to Premium	7

ARTICLE 3

ADDITIONAL COVENANTS FOR THE BENEFIT OF HOLDERS OF NOTES

Section 3.01.	Additional Covenants	7

ARTICLE 4

AMENDMENTS TO THE INDENTURE
FOR THE BENEFIT OF THE HOLDERS OF THE NOTES

Section 4.01.	Amendment to Section 402(3) of the Original Indenture	10

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.01.	Adoption, Ratification and Confirmation	10

i

ii

THIS NINTH SUPPLEMENTAL INDENTURE dated as of December 18, 2024 (this “Ninth Supplemental Indenture”) between MID-AMERICA APARTMENTS, L.P., a limited partnership duly organized and existing under the laws of the State of Tennessee (hereinafter called the “Operating Partnership”), having its principal executive office located at 6815 Poplar Avenue, Suite 500, Germantown, Tennessee 38138, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America (as successor in interest to U.S. Bank National Association), as trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Operating Partnership has executed and delivered to the Trustee an Indenture dated as of May 9, 2017 (the “Original Indenture”; the Original Indenture, as the same may be amended or supplemented from time, including by this Ninth Supplemental Indenture, the “Indenture”) providing for the issuance from time to time of the Operating Partnership’s Securities (as defined in the Original Indenture) in one or more series;

WHEREAS, Sections 201, 301 and 901(5) of the Original Indenture provide that the Operating Partnership and the Trustee may, without the consent of any Holders (as defined in the Original Indenture) of Securities, enter into one or more indentures supplemental thereto to establish the form and terms of the Securities of any series issued pursuant to the Original Indenture;

WHEREAS, the Operating Partnership desires to issue the Operating Partnership’s 4.950% Senior Notes due 2035 (the “Notes”), a new series of Securities;

WHEREAS, Section 901(2) of the Original Indenture provides that the Operating Partnership and the Trustee may, without the consent of any Holders of Securities, enter into one or more indentures supplemental thereto to add to the covenants of the Operating Partnership for the benefit of the Holders of any or all series of Securities and Section 901(11) of the Original Indenture provides that the Operating Partnership and the Trustee may, without the consent of any Holders of Securities, enter into one or more indentures supplemental thereto to amend or supplement any provisions contained therein so long as such amendment or supplement does not apply to any Outstanding Security issued prior to the date of the supplemental indenture effecting such amendment or supplement, as the case may be, and entitled to the benefits of such provision;

WHEREAS, the Operating Partnership, pursuant to the foregoing authority, proposes in and by this Ninth Supplemental Indenture to establish the form and terms of the Notes and to amend and supplement in certain respects the Original Indenture; and

WHEREAS, the Operating Partnership has authorized the execution and delivery of this Ninth Supplemental Indenture and all things necessary to make the Notes, when executed by the Operating Partnership and authenticated and delivered, the valid obligations of the Operating Partnership in accordance with their terms and to make this Ninth Supplemental Indenture a valid agreement of the Operating Partnership in accordance with its terms have been done.

NOW, THEREFORE, THIS NINTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER

PROVISIONS OF GENERAL APPLICATION

Section 1.01. Certain Provisions of General Application. Except as otherwise expressly provided in or pursuant to this Ninth Supplemental Indenture or unless the context otherwise requires, for all purposes of this Ninth Supplemental Indenture:

(1)	the terms defined in Section 1.02 of this Ninth Supplemental Indenture have the meanings assigned to them in Section 1.02, and include the plural as well as the singular;

(2)

the terms Operating Partnership, Trustee and Indenture and all other terms used herein which are defined in the Original Indenture shall, unless otherwise expressly provided in Section 1.02 of this Ninth Supplemental Indenture, have the meanings assigned to them in the Original Indenture;

(3)	all other terms, if any, used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(4)	all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(5)

the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Ninth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(6)	the word “or” is always used inclusively (for example, the phrase “A or B” means “A or B or both”, not “either A or B but not both”);

(7)	provisions apply to successive events and transactions;

(8)	the term “merger” includes a statutory share exchange and the terms “merge” and “merged” have correlative meanings;

(9)	the masculine gender includes the feminine and the neuter;

(10)	references to agreements and other instruments include subsequent amendments and supplements thereto;

(11)

if expressly so indicated herein, certain terms defined in Section 1.02 of this Ninth Supplemental Indenture supersede and replace, but only insofar as relates to the Notes, the corresponding definitions in the Original Indenture; and

(12)

unless otherwise expressly stated or the context otherwise requires, references in this Ninth Supplemental Indenture (including, without limitation, references in any covenants or other provisions added to the Original Indenture pursuant to this Ninth Supplemental Indenture) to the “date of the Indenture”, and similar references, mean December 18, 2024.

Section 1.02. Additional Definitions. Section 101 of the Original Indenture is hereby amended and supplemented, but solely insofar as relates to the Notes, to add the following definitions, all in appropriate alphabetical sequence:

“Adjusted Total Assets” means, as of any date, the sum of (without duplication) (i) Undepreciated Real Estate Assets on such date and (ii) all other assets (excluding accounts receivable and intangibles) of the Operating Partnership and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

“Annual Debt Service Charge” for any period means interest expense of the Operating Partnership and its Subsidiaries for such period including, without duplication, (1) all amortization of debt discount, (2) all accrued interest, (3) all capitalized interest and (4) the interest component of all capitalized lease obligations, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Available for Debt Service” for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for (without duplication):

(1)	interest expense on Debt,

(2)	provision for taxes based on income,

(3)	amortization of debt discount and deferred financing costs,

(4)	the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP,

(5)	provisions for gains and losses on sales or other dispositions of properties and other investments,

(6)	depreciation and amortization,

(7)	gains or losses on early extinguishment of Debt,

(8)

all prepayment penalties and all legal, accounting, financial advisory and similar costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed),

(9)	the effect of any item that is non-cash and non-recurring, and

(10)	amortization of deferred charges,

all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period, excluding (without duplication) (1) gains and losses on sales of properties and other investments, (2) extraordinary items, (3) property valuation gains and losses (including impairment charges), and (4) the portion of net income (loss) of the Operating Partnership and its Subsidiaries allocable to noncontrolling interest, all determined on a consolidated basis in accordance with GAAP.

“Ninth Supplemental Indenture” means this Ninth Supplemental Indenture dated as of December 18, 2024, between the Operating Partnership and the Trustee, as originally executed or as it may from time to time be amended or supplemented by one or more indentures supplemental to the Indenture entered into pursuant to the applicable provisions of the Indenture.

“Notes” has the meaning set forth in the recitals above.

“Secured Debt” has the meaning set forth in Section 1015.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original acquisition and development cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

“Unencumbered Total Asset Value” means, as of any date, the sum of (without duplication) (i) those Undepreciated Real Estate Assets on such date which are not subject to a Lien securing Debt and (ii) all other assets (excluding accounts receivable and intangibles) of the Operating Partnership and its Subsidiaries on such date which are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that all investments by the Operating Partnership or any of its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Unencumbered Total Asset Value to the extent that such investments would have otherwise been included.

“Unsecured Debt” means Debt of the Operating Partnership or any of its Subsidiaries that is not Secured Debt.

ARTICLE 2

FORM AND TERMS OF THE NOTES

Section 2.01. Designation of Notes; Establishment of Form of Notes. Pursuant to Section 301 of the Original Indenture, there is hereby established a new series of Securities which shall be known and designated as the “4.950% Senior Notes due 2035,” which are sometimes referred to in this Ninth Supplemental Indenture as the “Notes.” Pursuant to Section 201 of the Original Indenture, the Notes shall be substantially in the form attached hereto as Annex A.

Section 2.02. Amount. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is initially limited to $350,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 905 or 1107 of the Indenture, but subject to the Operating Partnership’s right to re-open such series of Securities from time and time for issuance of additional Securities of such series without notice to or the consent of any Holders of Notes; provided, however, that notwithstanding the foregoing, the Notes may not be reopened if the Operating Partnership has effected satisfaction and discharge with respect to the Notes pursuant to Section 401 of the Indenture or has effected legal defeasance or covenant defeasance with respect to the Notes pursuant to Section 402 of the Indenture.

Section 2.03. Issuance. The Notes are issuable only as Registered Securities without Coupons and may (but need not) bear a corporate or other seal of the Operating Partnership. The Notes shall be issued in book-entry form and evidenced by one or more permanent Global Securities of such series, the initial Depository for the Global Securities of such series shall be The Depository Trust Company and the depository arrangements shall be those employed by whoever shall be the Depository with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Notes in definitive form may be issued to beneficial owners of interests in Global Securities of such series in exchange for their respective interests in the Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture.

Section 2.04. Stated Maturity. The final maturity date of the Notes on which the unpaid principal thereof shall be due and payable shall be March 1, 2035.

Section 2.05. Interest. The principal of the Notes shall bear interest at the rate of 4.950% per annum from December 18, 2024, or from the most recent date to which interest has been paid or duly provided for on the Notes, payable semi-annually in arrears on March 1 and September 1 (each such date being an Interest Payment Date for the Notes) of each year, commencing September 1, 2025, to the Holders of the Notes (or one or more Predecessor Securities of such series) registered as such at the close of business on February 15 or August 15, as the case may be (each such date being a Regular Record Date for the Notes), immediately preceding such Interest Payment Dates, regardless of whether or not any such Regular Record Date is a Business Day.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Any principal of, or premium, if any, or interest on any Notes which is not paid when due shall, to the extent permitted by applicable law, bear interest from the date such amount was originally due to the date of payment of such overdue amount at the rate of interest borne by the Notes. All such interest on overdue amounts shall, to the extent permitted by applicable law, be payable on demand. The Operating Partnership shall not have any right to extend the Interest Payment Dates or interest payment periods for the Notes.

Section 2.06. Notes Not Convertible or Exchangeable. The Notes shall not be convertible into or exchangeable for Capital Stock or other securities or property (other than exchanges for other Notes as provided in the Indenture).

Section 2.07. Payable in Dollars; No Option for Other Payment Currency. The principal of, and premium, if any, and interest on the Notes shall be payable in Dollars and the Operating Partnership shall not have any right to elect to make, nor shall any Holder of Notes have any right to elect to receive, payment in respect of the Notes in any currency other than Dollars.

Section 2.08. Payments by Reference to Index, Formula, etc. Other than amounts payable upon redemption, at the option of the Operating Partnership, of the Notes prior to December 1, 2034 the amount of payments of principal of, and premium, if any, or interest on the Notes shall not be determined with reference to an index, formula or other similar method.

Section 2.09. Covenant Defeasance. Section 402 (relating to legal defeasance and covenant defeasance) of the Original Indenture, as amended, solely insofar as relates to the Notes, pursuant to Section 4.01 of this Ninth Supplemental Indenture) shall apply to the Notes; provided that (i) the Operating Partnership may effect legal defeasance and covenant defeasance only with respect to all (and not less than all) of the Notes and (ii) the covenants and other obligations, which are subject (solely insofar as relates to the Notes) to covenant defeasance shall be those set forth in the amendment and restatement of Section 402(3) of the Original Indenture set forth in Section 4.01 of this Ninth Supplemental Indenture.

Section 2.10. No Payment of Additional Amounts. The Operating Partnership shall not be required to pay Additional Amounts in respect of the Notes.

Section 2.11. Paying Agent and Security Registrar. The Operating Partnership’s Office or Agency in the Borough of Manhattan, The City of New York where the Notes may be presented or surrendered for payment of principal of, and premium, if any, and interest on the Notes, where the Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Operating Partnership in respect of the Notes and the Indenture may be served shall initially be the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, which office at the date of this Ninth Supplemental Indenture is located at U.S. Bank Trust Company, National Association, Corporate Trust EX-NY-Wall, Administrator for Mid-America Apartments, 100 Wall Street, Suite 1600, New York, NY 10005; provided, however, that, subject to Section 1002 of the Indenture, the Operating Partnership may from time to time designate one or more other Offices or Agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; and provided, further, that the Operating Partnership may subsequently appoint a different Office or Agency in the Borough of Manhattan, The City of New York for such purposes.

The Operating Partnership initially appoints the Trustee as the Security Registrar and Paying Agent for the Notes, and the Trustee hereby accepts such appointment. The Operating Partnership may remove and replace the Security Registrar and Paying Agent for the Notes and appoint another Security Registrar and one or more other Paying Agents with respect to the Notes, subject to compliance with the applicable provisions of the Indenture.

Section 2.12. Other Terms. The Notes shall have such other terms and provisions as are set forth in the form of Note attached hereto as Annex A, all of which terms and provisions are incorporated by referenced in and made a part of this Ninth Supplemental Indenture as if set forth in full herein.

Section 2.13. References to Premium. As used in the Indenture and this Ninth Supplemental Indenture with respect to the Notes and in the certificates evidencing the Notes, all references to “premium” on the Notes shall mean any amounts (other than accrued interest) payable upon the redemption of any Notes in excess of 100% of the principal amount of such Notes.

ARTICLE 3

ADDITIONAL COVENANTS FOR THE BENEFIT OF HOLDERS OF NOTES

Section 3.01. Additional Covenants.

Article Ten of the Original Indenture is hereby supplemented, but solely insofar as relates to the Notes, by adding the following new sections to appear immediately after Section 1012 of the Original Indenture and to read in full as follows (and the Table of Contents in the Original Indenture is amended, but solely insofar as relates to the Notes, to insert the section numbers and titles of the following sections in appropriate sequence):

“Section 1013. Limitation on Incurrence of Total Debt.

The Operating Partnership will not, and will not cause or permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

(1)	Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

(2)

the aggregate purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including those obtained by application of the proceeds of such additional Debt, and owned by the Operating Partnership or any of its Subsidiaries as of the date of incurrence of such additional Debt; and

(3)

the aggregate amount of any securities offering proceeds received by (or contributed to) the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable (or interests therein) or used to reduce Debt of the Operating Partnership or any of its Subsidiaries), including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

For clarity, it is understood and agreed that, for purposes of this Section 1013, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.

Section 1014. Ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge.

The Operating Partnership will not, and will not cause or permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such additional Debt and to the application of the proceeds thereof, determined on a consolidated basis in accordance with GAAP and calculated on the assumptions that:

(1)

such additional Debt and any other Debt incurred by the Operating Partnership or any of its Subsidiaries since the first day of such four quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period,

(2)

the repayment or retirement of any other Debt of the Operating Partnership or any of its Subsidiaries since the first day of such four quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and

(3)

in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Operating Partnership’s Board of Directors) in excess of $1,000,000, since the first day of such four quarter period, whether by merger, purchase or sale of Capital Stock or assets, or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four quarter period had been the applicable rate for the entire such period.

For clarity, it is understood and agreed that, for purposes of this Section 1014, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.

Section 1015. Limitation on Incurrence of Secured Debt.

The Operating Partnership will not, and will not cause or permit any of its Subsidiaries to, incur any Debt secured by a Lien upon any property or assets of the Operating Partnership or any of its Subsidiaries, whether owned as of the date of the Indenture or thereafter acquired (“Secured Debt”), if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the sum of (without duplication):

(1)	Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

(2)

the aggregate purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including those obtained by application of the proceeds of such additional Debt, and owned by the Operating Partnership or any of its Subsidiaries as of the date of incurrence of such additional Debt; and

(3)

the aggregate amount of any securities offering proceeds received by (or contributed to) the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable (or interests therein) or used to reduce Debt of the Operating Partnership or any of its Subsidiaries), including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

For clarity, it is understood and agreed that, for purposes of this Section 1015, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.

Section 1016. Maintenance of Unencumbered Total Asset Value.

The Operating Partnership and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Operating Partnership and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

For clarity, it is understood and agreed that, for purposes of this Section 1016, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.”

ARTICLE 4

AMENDMENTS TO THE INDENTURE

FOR THE BENEFIT OF THE HOLDERS OF THE NOTES

Section 4.01. Amendment to Section 402(3) of the Original Indenture. Section 402(3) of the Original Indenture is hereby amended and restated, but only insofar as relates to the Notes, to read in full as follows:

“(3)

Upon the Operating Partnership’s exercise of the above option applicable to this clause (3) of this Section 402 with respect to the Outstanding Notes, the Operating Partnership shall be released from its obligations under clause (2) of Section 1005, Sections 1006 and 1007 and Sections 1011 through 1016, inclusive, on and after the date the conditions set forth in clause (4) of this Section 402 are satisfied (hereinafter, “covenant defeasance”), and such Notes shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with any such covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Notes, the Operating Partnership may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section, or by reason of reference in any such Section, to any other provision herein or in any other document, and such omission to comply shall not constitute a default or an Event of Default under Section 501(4) or otherwise, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.”

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.01. Adoption, Ratification and Confirmation. The Original Indenture, as amended and supplemented by this Ninth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Ninth Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 5.02. Conflicts with Trust Indenture Act. If any provision of this Ninth Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act deemed to be included in the Indenture pursuant to Section 318(c) thereof, the latter provision shall control.

Section 5.03. Effect of Headings and Table of Contents. The Article, Section and subsection headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 5.04. Successors and Assigns. All covenants and agreements in this Ninth Supplemental Indenture by the Operating Partnership shall bind its successors and assigns, whether so expressed or not.

Section 5.05. Separability Clause. In case any provision in this Ninth Supplemental Indenture or any Note that may be endorsed on the certificate evidencing any Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

Section 5.06. Benefits of Ninth Supplemental Indenture. Nothing in this Ninth Supplemental Indenture or any Note, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar and any Paying Agent and their successors under the Indenture and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Ninth Supplemental Indenture.

Section 5.07. Governing Law. This Ninth Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard, to the extent permitted by applicable law, to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE OPERATING PARTNERSHIP AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS NINTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.08. Counterparts. This Ninth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. To the extent permitted by applicable law, the exchange of copies of this Ninth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Ninth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Ninth Supplemental Indenture for all purposes, and signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 5.09. Conflicts with Original Indenture. To the extent that any provision of this Ninth Supplemental Indenture conflicts with the Original Indenture, the provisions of this Ninth Supplemental Indenture will (except as may be otherwise required by the Trust Indenture Act) govern and be controlling.

Section 5.10. Acceptance by Trustee. The Trustee accepts the amendments and supplements to the Original Indenture effected by, and the other terms and provisions of, this Ninth Supplemental Indenture and agrees to execute the trusts created by the Original Indenture as hereby amended and supplemented, upon the terms and conditions set forth in the Indenture.

Section 5.11. Numbering of Sections and Articles in the Indenture. As provided above, this Ninth Supplemental Indenture amends and supplements the Original Indenture, but solely insofar as relates to the Notes, to, among other things, add certain covenants and other provisions designated as Sections 1013 through 1016. Because the foregoing provisions added by this Ninth Supplemental Indenture relate solely to the Notes, it is understood and agreed that the article and section numbers assigned to provisions added to the Original Indenture with respect to the Notes by this Ninth Supplemental Indenture may be assigned to provisions that may, in accordance with the terms of the Indenture, be added to the Indenture with respect to any one or more other series of Securities so long as such additional provisions shall relate only to such other series of Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed, all as of the day and year first written above.

MID-AMERICA APARTMENTS, L.P.,
as Issuer
By:	Mid-America Apartment Communities, Inc., its general partner

By:	/s/ Andrew Schaeffer
Name: Andrew Schaeffer
Title: Senior Vice President, Treasurer & Director of Capital Markets

Attest:

/s/ Leslie Wolfgang
Name: Leslie Wolfgang
Title: Senior Vice President, Chief Ethics and Compliance Officer and Corporate Secretary

Signature Page to Ninth Supplemental Indenture

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

Signature Page to Ninth Supplemental Indenture

ANNEX A

FORM OF NOTE

[This paragraph for inclusion in Global Notes only—] THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE (AS DEFINED BELOW) AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.]

[This paragraph for inclusion in Global Notes only—] UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE OPERATING PARTNERSHIP (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.: R- •	$350,000,000
CUSIP No. 59523U AX5
ISIN No.: US59523UAX54

MID-AMERICA APARTMENTS, L.P.

4.950% Senior Notes due 2035

Mid-America Apartments, L.P., a Tennessee limited partnership (hereinafter called the “Operating Partnership”, which term includes any successor thereto under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co, or registered assigns, the principal sum of Three Hundred Fifty Million Dollars ($350,000,000) on March 1, 2035 (the “Stated Maturity”), and to pay interest thereon from December 18, 2024 or from the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 of each year (each, an “Interest Payment Date”), commencing September 1, 2025, and at the Stated Maturity, at the rate of 4.950% per annum, until the principal hereof is paid or duly made available for payment. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 15 or August 15 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Person who was the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Any principal of, or premium, if any, or interest on this Note which is not paid when due shall, to the extent permitted by applicable law, bear interest from the date such amount was originally due to the date of payment of such overdue amount at an interest rate per annum equal to the rate of interest borne by this Note. All such interest on overdue amounts shall be payable on demand.

Payment of the principal of, and premium, if any, and interest on this Note will be made at the Office or Agency of the Operating Partnership maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Operating Partnership, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, further, that, notwithstanding the foregoing, all payments of principal of, and premium, if any, and interest on Notes in global form that are registered in the name of a Depository or its nominee (“Global Notes”) shall be made by wire transfer of immediately available funds (unless otherwise required by the Depository) in accordance with the procedures of the Depository.

This Note is one of a duly authorized issue of Securities of the Operating Partnership issued and to be issued in one or more series under an Indenture dated as of May 9, 2017 (the “Original Indenture”), as amended and supplemented by the Ninth Supplemental Indenture dated as of December 18, 2024 (the “Ninth Supplemental Indenture”; the Original Indenture, as amended and supplemented by the Ninth Supplemental Indenture and any other indentures supplemental thereto, is hereinafter called the “Indenture”), each between the Operating Partnership and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Operating Partnership, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series of Securities designated on the face hereof (such series of Securities, the “Notes”).

Prior to December 1, 2034 (the “Par Call Date”), the Notes may be redeemed, at any time in whole or from time to time in part, at the option of the Operating Partnership, for cash, at a Redemption Price equal to the greater of:

(a)	100% of the principal amount of the Notes to be redeemed, and

(b)

the sum of the present values of the remaining scheduled payments of principal of, and interest on, the Notes to be redeemed that would be due if the Notes matured on the Par Call Date (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 15 basis points, plus, in the case of both clauses (a) and (b) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, such Redemption Date.

On and after the Par Call Date, the Notes may be redeemed, at any time in whole or from time to time in part, at the option of the Operating Partnership, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, such Redemption Date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an Interest Payment Date falling on or prior to a Redemption Date for the Notes will be payable to the Persons who were the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Operating Partnership in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Operating Partnership after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Operating Partnership shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date of the notice of redemption H.15 TCM is no longer published, the Operating Partnership shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Operating Partnership shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Operating Partnership shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Operating Partnership’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding any provision of the Original Indenture, notice of any redemption by the Operating Partnership will be mailed at least 10 days but not more than 60 days before any Redemption Date to the Holders of the Notes to be redeemed. If less than all of the Outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions of the Notes (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) to be redeemed by such method as the Trustee shall deem fair and appropriate and, in the case of Global Notes, in accordance with the Depository’s procedures; provided, however, that the unredeemed portion of the principal amount of any Note being redeemed in part must be an authorized denomination.

Unless the Operating Partnership defaults in payment of the Redemption Price (including accrued interest on the Notes or portions thereof called for redemption), on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Notes are not subject to, and will not be entitled to the benefit of, any sinking fund.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of, and accrued and unpaid interest on the Notes may be declared immediately due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Operating Partnership and the Trustee, with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes, to modify or amend (but solely insofar as relates to the Notes) any provisions of the Indenture or of the Notes or the rights of the Holders of the Notes under the Indenture. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive (but solely insofar as relates to the Notes), compliance by the Operating Partnership with certain provisions of the

Indenture and certain past defaults under the Indenture with respect to the Notes and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on this Note, at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the Office or Agency of the Operating Partnership maintained for the purpose in any place where the principal of, and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Operating Partnership and the Security Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without Coupons in the denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, the Notes are exchangeable for a like aggregate principal amount of Notes in any authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes, whether or not any payment with respect to this Note shall be overdue, and none of the Operating Partnership, the Trustee or any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby, upon the satisfaction of certain conditions, (i) the Operating Partnership may be discharged from its obligations with respect to the Notes, and the Operating Partnership may be discharged from its obligations under the Indenture (subject to certain exceptions) or (ii) the Operating Partnership may be released from its obligations under specified covenants in the Indenture.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or because of any indebtedness evidenced by any of the foregoing, shall be had against any past, present or future partner, shareholder, member, manager, employee, officer, agent or director, solely in their capacity as such, of the Operating Partnership or of any of the Operating Partnership’s predecessors or successors, either directly or through the Operating Partnership or any such predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder and as part of the consideration for the issue of this Note.

This Note shall be governed by and construed in accordance with the laws of the State of New York without regard, to the extent permitted by applicable law, to the conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture. To the extent that any term defined in the Original Indenture shall have been superseded or replaced, insofar as relates to the Notes, by a term defined in the Ninth Supplemental Indenture, then, for all purposes of this Note, such term shall have the meaning specified in the Ninth Supplemental Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Operating Partnership has caused this instrument to be duly executed by the manual or facsimile signatures of two of the duly authorized officers of its general partner.

Dated: December 18, 2024

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc., its general partner

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT MIN ACT —	Custodian
TEN ENT—as tenants by the entireties		(Cust) (Minor)
JT TEN—as joint tenants with right of survivorship		Under Uniform Gifts to Minors
and not as tenants in common		Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

                                                         Attorney

to transfer said security on the books of the Operating Partnership with full power of substitution in the premises.

Dated:	Signed:

Notice: The signature(s) to this assignment must correspond with the name(s) as it (they) appear upon the face of the within security in every particular, without alteration or enlargement or any change whatsoever.